EXHIBIT 10.52

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

COLLABORATIVE DEVELOPMENT

AND

LICENSE AGREEMENT

BETWEEN

INHALE THERAPEUTIC SYSTEMS

AND

PFIZER INC.

January 18, 1995

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

TABLE OF CONTENTS

Section:			Page:
	1.	Definitions	1
	1.1	“Affiliate”	1
	1.2	“Baseline Cost”	2
	1.3	“Compulsory License”	2
	1.4	“Control”	2
	1.5	“Corporate Overhead”	2
	1.6	“Cut of Goods Sold”	2
	1.7	“Device”	2
	1.8	“Field”	3
	1.9	“FTE”	3
	1.10	“Fully Burdened Cost”	3
	1.11	“Information”	3
	1.12	“INHALE Know-how”	3
	1.13	“INHALE Patent Rights”	3
	1.14	“Major European Country”	3
	1.15	“Major Other Country”	3
	1.16	“Major Western Country”	3
	1.17	“Net Sales”	4
	1.18	“NDA”	4
	1.19	“Non-clinical”	4
	1.20	“Other [ * ] Products”	4
	1.21	“Tate”	4
	1.22	“Patent Application”	4
	1.23	“PFIZER Know-how”	4
	1.24	“PFIZER Patent Rights”	4
	1.25	“Product(s)”	4
	1.26	“Project”	4
	1.27	“Regular Insulin”	5
	1.28	“Regulatory Approval”	5
	1.29	“Term of this Agreement”	5
	1.30	“Territory”	5
	2.	Equity Investment by PFIZER in INHALE Common Stock	5
	3.	Development Program: Funding	5
	3.1	Project	5
	3.2	Project Management, Joint Development Committee, Work Plan and Cost Estimate	5
	(a)	Organization	5
	(b)	Function	5
	(c)	Decision Making	6
	(d)	Work Plan and Cost Estimate	6

(e)	Rules & Logistics	6
(f)	Dispute Resolution	7
(g)	Changes in Cost Estimate	7
3.3	Product Development Program: Resources and Costs	7
3.4	Milestone Payments	8
3.5	Subcontracting Permitted	9
4.	Record-keeping	9
5.	Product Development	9
5.1	Selection of [ * ]	9
5.2	Clinical Trials; Expenses	9
5.3	[ * ] the Data, Database and IND’s	10
5.4	Regulatory Filings	10
5.5	Development Diligence	10
5.6	Packaging	10
6.	License Grant: Commercial Rights	10
6.1	License to PFIZER	10
6.2	License to INHALE	11
6.3	Royalties	11
(a)	INHALE Patents Royalty	11
(b)	INHALE Know-How Royalty	11
(c)	Royalty Basis	11
(d)	Compulsory License	11
6.4	Payments	11
6.5	Currency of Payment	12
6.6	Regulatory and Marketing	12
	(a) [ * ]	12
	(b) [ * ]	12
	(c) [ * ]	12
	(d) Other Countries	13
6.7	Single Royalty	13
6.8	Sublicensing	13
6.9	Maintenance of Licenses from Third Parties	13
7.	Supply of Formulation and Devices	14
7.1	General	14
7.2	Manufacture of Regular Insulin Formulations for the Project	14
	(a) [ * ]	14
	(b) Powder Processing by INHALE	14
	(c) Powder Processing by PFIZER	14
	(d) Powder Filling by INHALE	14
	(e) Powder Filling by PFIZER	15
7.3	Manufacture of Devices for the Project	15
7.4	Representations and Warranties	15
7.5	Shipping Test and Pelletization	15
7.6	Inspections	15
8.	Record Keeping and Audits	15

8.1	Records Retention	15
8.2	Audit Request	16
9.	Patents	16
9.1	Existing INHALE Patent Applications	16
9.2	Future Patent Applications on Existing Sole Inventions in the Field	16
9.3	Future Sole Inventions	16
9.4	Joint Inventions	17
9.5	Field Joint Inventions	17
9.6	INHALE Business Joint Inventions	18
9.7	Other Joint Invention	18
9.8	Cooperation	19
9.9	Issued Patents	19
9.10	Patent Extension	19
	(a) Drug Product Patents	19
	(b) Device Patents	19
9.11	Public Disclosure	19
10.	Representations and Warranties	19
10.1	INHALE	19
10.2	PFIZER	21
10.3	[ * ]	21
11.	Non-Solicitation of INHALE Employees	21
12.	Infringement of Third Party Rights	22
12.1	Notice	22
12.2	Definitions	22
12.3	Control of Defense against [ * ]	22
12.4	Control of Defense against [ * ]	22
12.5	Settlements	22
12.6	Costs of Defense	23
12.7	Payments to Third Parties	23
12.8	No Third Party Effect	23
13.	Infringement by Third Parties	23
13.1	Notice	23
13.2	Prosecution of Actions Related to Devices and Powder Pro	23
13.3	Prosecution of Actions Related to [ * ]	24
13.4	Infringement Outside the Field	24
14.	Mutual Indemnification	24
14.1	Employees	24
14.2	INHALE’s Right to Indemnification	24
14.3	PFIZER’s Right to Indemnification	25
15.	Confidentiality; Authorized Disclosures: Disclosure of Information	25
15.1	Confidentiality of Disclosed Information	25
15.2	Authorized Disclosures	26
15.3	[ * ]	26
15.4	Disclosures by the Parties	26
15.5	Termination of Prior Non-disclosure Agreements	27

15.6	Survival	27
16.	Publicity Use of Name and Trademarks	27
16.1.	Publicity Related to This Agreement	27
16.2	Publicity Related to the Project	27
16.3	Investigator Publications	27
16.4	Post-Approval Use	27
16.5	Use of Name and Trademarks	27
17.	Effective Date: Term and Termination	27
17.1	Effective Date	27
17.2	Term	28
17.3	Extension	28
17.4	Termination by PFIZER	28
	(a) [ * ]	28
	(b) [ * ]	28
17.5	Termination for Default	28
17.6	Surviving Rights	29
17.7	Accrued Rights, Surviving Obligations	29
18.	Exclusively Other Insulin Products	29
18.1	Exclusivity	29
18.2	Option for [ * ]	29
19.	Protective Provisions	29
19.1	General	29
19.2	Outside the U.S.	30
19.3	Outside the U.S.	30
20.	Miscellaneous.	30
20.1	Agency	30
20.2	Assignment	30
20.3	Further Actions	30
20.4	Force Majeure	30
20.5	Notices	31
20.6	Amendment; Approval	31
20.7	Waiver	31
20.8	Counterparts	32
20.9	Descriptive Headings	32
20.10	Governing Law	32
20.11	Severability	32
20.12	Compliance with Law	32
20.13	Entire Agreement of the Parties	32
20.14	Sections and Articles	32
20.15	European Union	32

Exhibits

Exhibit 1.13 List of Patent and Patent Applications owned or Controlled by INHALE

Exhibit 3.1 Allocation of Development Responsibilities

Exhibit 7.1 Outline of Manufacturing and Supply Agreement

Exhibit 10.1 Clinical and Non-clinical Studies

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

COLLABORATIVE DEVELOPMENT AND LICENSE AGREEMENT

This Agreement is made and entered into 18 January 1995 and is effective as of the Effective Date (as defined in Section 17.1) by and between INHALE THERAPEUTIC SYSTEMS, a California corporation (“INHALE”), and PFIZER INC., a Delaware corporation (“PFIZER”). INHALE and PFIZER are sometimes referred to herein individually as a “Party” and collectively as the “Parties”, and references to “INHALE” and “PFIZER” shall include their respective Affiliates.

RECITALS

WHEREAS, INHALE is engaged in the research and development of proprietary devices, dry powder formulations and dry powder processing and filling technology for pulmonary drug delivery;

WHEREAS, PFIZER and INHALE entered into non-disclosure agreements dated 6 July 1993, 29 April 1994, and 29 July 1994 (collectively “Non-disclosure Agreements”) relating to the exchange of confidential and proprietary information regarding the pulmonary delivery of Regular Insulin;

WHEREAS, PFIZER desires to have INHALE develop dry powder formulations of Regular Insulin and Devices for pulmonary delivery of such formulations and manufacture such dry powder formulations and Devices;

WHEREAS, PFIZER desires to obtain an exclusive license to market and sell in the Territory, such dry powder formulations of Regular Insulin with a suitable Device developed by INHALE and INHALE desires to grant such a license on the terms and conditions of this Agreement; and

WHEREAS, PFIZER and INHALE have entered into that certain Stock Purchase Agreement executed on the same date(s) as this Agreement (the “Stock Purchase Agreement!’).

AGREEMENT

Now, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1. Definitions. As used herein, the following terms shall have the following in meanings:

1.1 “Affiliate” means a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with a Party to this Agreement. For such purposes, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.2 “Baseline Cost” means [ * ] cost that [ * ] in order to [ * ]. The Baseline Cost of [ * ] shall be [ * ].

1.3 “Compulsory License” means a compulsory license under the INHALE Patents or INHALE Know-How obtained by a third party through the order, decree, or grant of a competent governmental authority, authorizing such third party to manufacture, use or sell Products in the Territory or in any portion thereof.

1.4 “Control” means the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.5 “Corporate Overhead” means [ * ] expenses [ * ].

1.6 “Cut of Goods Sold” shall be the sum of the following costs to the extent allocable to Products sold by PFIZER: [ * ]. The Cost of Goods Sold shall [ * ]. The Cost of Goods Sold shall be calculated in a manner consistent with Generally Accepted Accounting Principles (“GAAP”) consistently applied. The methodology to be used in making the allocations referred to above shall be proposed by PFIZER and subject to the approval of INHALE, shall be consistent with PFIZER’s methodology for other products, and shall be consistent from year-to-year.

1.7 “Device” means any device for the pulmonary delivery of macromolecules designed and/or manufactured by or for INHALE, including P2, P3, Commercial and Standard devices. “P2 Device” means a Device suitable for use in a take-home Phase II clinical trial of Regular Insulin which substantially meets the performance specifications set forth in a separate written agreement between the Parties. “P3 Device” means a Device suitable for use in a take-home Phase III clinical trial or equivalent pivotal study which substantially meets the performance specifications set forth in a separate written agreement between the Parties. “Commercial Device” means any Device that PFIZER sells commercially under this Agreement which substantially meets the performance specifications set forth in a separate written agreement between the Parties. “Standard Device” means any Device that has not been significantly modified at the request and expense of PFIZER. The foregoing performance specifications are subject to modifications recommended by the JDC and approved by the Parties. Unless otherwise noted, the use of the term “device” in this Agreement is not intended to indicate thereby the definition of “device” in the Federal Food, Drug and Cosmetic Act, as amended.

1.8 “Field” means the development, manufacture, use and sale of the Products that are or could be developed and sold under this Agreement.

1.9 “FTE” means 1880 labor hours per year. The FM rate shall be calculated annually by INHALE based on total budgeted research and development expenses divided by the total number of staff years (FTE) chargeable to projects plus a pro ram (based on research and development headcount) allocation of general, administrative and facilities expenses. This rate shall be [ * ] per staff year (FTE) for 1995 and shall not increase at a rate in excess of the Consumer Price Index when recalculated on an annual basis. The methodology to be used in making the allocations referred to above shall be consistent with INHALE’s methodology for other products, and shall be consistent from year-to-year.

1.10 “Fully Burdened Cost” shall be the sum of the following costs to the extent allocable to Products sold to PFIZER [ * ] PFIZER: [ * ]. Fully Burdened Cost [ * ]. Fully Burdened Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles (“GAAP”) consistently applied. The methodology to be used in making the allocations referred to above shall be proposed by INHALE and subject to the approval of PFIZER, shall be consistent with INHALE’s methodology for other products and shall be consistent from year-to-year.

1.11 “Information” means (i) techniques and data relating to the Field, including, but not limited to, ideas (including patentable inventions), inventions, practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent and legal data or descriptions and (ii) Devices, chemical formulations, compositions of matter, product samples and assays relating to the Field.

1.12 “INHALE Know-how” means all Information that is (a) owned or Controlled by INHALE, at any time during the Term of this Agreement and (b) useful or necessary in the Field. INHALE Know-how does not include INHALE Patent Rights.

1.13 “INHALE Patent Rights” means the rights granted by any governmental authority under (a) the Patents listed in Exhibit 1.13, (b) any Patents that issue from the Patent Applications listed in Exhibit 1.13 and (c) any other Patent that covers a method, apparatus, material or manufacture necessary or useful in the Field, which Patent is owned or Controlled by INHALE and covers an invention made before or during the Term of this Agreement. INHALE Patent Rights do not include PFIZER Patent Rights.

1.14 “Major European Country” means each of [ * ].

1.15 “Major Other Country” means each of [ * ].

1.16 “Major Western Country” means each of [ * ].

1.17 “Net Sales” means the dollar amount invoiced by PFIZER or its licensee for the sales to unaffiliated third parties of any Product upon which a royalty is owed INHALE pursuant to this Agreement less: (a) customary trade, cash and quantity discounts actually allowed and taken; (b) allowances actually given for returned or rejected Products; (c) actual charges for bad debts; (d) freight and insurance if included in the price; (e) government mandated and other rebates; and (f) value added tax, sales, use or turnover taxes, excise taxes and customs duties included in the invoiced price.

1.18 “NDA” means (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially both a formulation of Regular Insulin and a compatible Commercial Device, filed by PFIZER, with the United States Food and Drug Administration (“FDA”) or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products, delivery systems and devices in the United States and (b) any related registrations with or notifications to the FDA.

1.19 “Non-clinical” means any non-human studies or data generated in anticipation of submission for Regulatory Approval.

1.20 “Other [ * ] Products” means [ * ].

1.21 “Patent” means (i) valid and enforceable letters patent and utility models including any extension, registration, confirmation, reissue, re-examination or renewal thereof and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a Patent Application.

1.22 “Patent Application” means an application for letters patent.

1.23 “PFIZER Know-how” means all Information that is (a) owned or Controlled by PFIZER at any time during the Term of this Agreement and (b) useful or necessary in the Field.

1.24 “PFIZER Patent Rights” means the rights granted by any governmental authority under a Patent that covers a method, apparatus, material or manufacture necessary or useful in the Field, which Patent is owned or Controlled by PFIZER and covers an invention made before or during the Term of this Agreement. PFIZER Patent Rights do not include INHALE Patent Rights.

1.25 “Product(s)” means any and all formulations of Regular Insulin and any and all Devices, the manufacture, use or sale of which would constitute a misappropriation of INHALE Know-how and/or infringement of INHALE Patent Rights but for the licenses granted in this Agreement

1.26 “Project” means the research and development program to be conducted by INHALE, and PFIZER under this Agreement pursuant to Section 3 with respect to Regular Insulin formulations and Devices for their delivery, and if the Parties mutually agree in writing, other research and development programs agreed to pursuant to Section 18.2.

1.27 “Regular Insulin” means [ * ].

1.28 “Regulatory Approval” means (a) in the United States, approval by the FDA of an NDA and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications filed by PFIZER comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements, if any, together with my other approval necessary to make and sell commercially in such country both a formulation of Regular Insulin and a compatible Commercial Device including, where applicable, satisfactory labeling and pricing approval, and, if necessary for commercialization of Products, governmental or third party reimbursement approval and/or inclusion of such formulation and Commercial Device on any governmental formularies effective in such country.

1.29 “Term of this Agreement” means the period of time during which this Agreement is in effect under Section 17.2.

1.30 “Territory” means all the countries of the world.

2. Equity Investment by PFIZER in INHALE Common Stock. PFIZER shall make equity investments in INHALE in the form of the purchase of INHALE Common Stock according to the terms and conditions of the Stock Purchase Agreement executed on the same date(s) as this Agreement.

3. Development Program: Funding

3.1 Project. PFIZER and INHALE will engage in a Project for the joint development of Products. Both parties will use diligent efforts to develop Products in accordance with the Responsibility Chart attached as Exhibit 3.1.

3.2 Project Management, Joint Development Committee, Work Plan and Cost Estimate.

(a) Organization. On the Effective Date, the Parties shall organize a Joint Development Committee (“JDC”) consisting of the members from each Party. Each Party will elect one of its three members to serve as a co-chairperson.

(b) Function. The function of the JDC shall be to plan, coordinate and manage the overall Project and to serve as a forum for communication between the Parties. Each co-chairperson of the JDC will be responsible for keeping the Party he or she represents informed of the status of the Project. The JDC is not intended to replace any internal management procedures of either Party but rather to be a vehicle to insure the overall Project proceeds in a timely and coordinated fashion.

(c) Decision Making The JDC [ * ] as having the [ * ] for such activity.

(d) Work Plan and Cost Estimate The JDC will develop and modify from time to time a Work Plan (“Work Plan”) that covers the entire Project including but not limited to Device development, powder processing, powder filling, clinical supplies, pre-clinical development, clinical development, manufacturing and regulatory matters. The Work Plan will outline in detail the objectives, activities, responsibility, funding and timing of the Project work to be done for the next calendar year. The JDC will also develop in detail a cost estimate (“Cost Estimate”) for the Project work to be done by INHALE and funded by PFIZER for the next calendar year. An outline of the 1995 Work Plan and Cost Estimate is the subject of a separate written agreement between the Parties. [ * ], the JDC will develop and propose to the Parties for approval a detailed 1995 Work Plan and Cost Estimate, which the Parties shall either approve, modify or reject [ * ], the JDC will develop and propose to the Parties for approval a detailed Work Plan and Cost Estimate for the next calendar year and an outline of the Work Plan and Cost Estimate for the [ * ] calendar years, which the Parties will either approve, modify or reject by [ * ].

(e) Rules & Logistics The rules governing and logistics of the JDC shall include, but are not limited to, the following, which can be modified by the JDC from time to time:

(i) The timing, agenda, and minutes of each JDC meeting will be the responsibility of the co-chairperson hosting the meeting.

(ii) The location of the JDC meeting will alternate between INHALE’s facility in Palo Alto and one of PFIZER’s facilities.

(iii) The JDC will meet no fewer than four times annually

(iv) Non-members of the JDC are welcome to participate provided prior notice is given.

(v) Minutes of each JDC meeting will be summarized within two weeks after the meeting and will not be official until the non-drafting co-chairperson has agreed to them.

(vi) Each Party will bear its own travel and lodging expenses associated with the JDC and its meetings.

(vii) JDC members reporting to a Party may be changed from time to time at the sole discretion of the Party with notice to the other Party.

(viii) Each Party will have reasonable access on an informal basis to the other’s personnel assigned to the Project. [ * ] by INHALE and [ * ] may [ * ] and subsequently the [ * ], or such other [ * ]. However, there may be [ * ].

(f) Dispute Resolution If the JDC fails to reach a consensus on any material matter within its jurisdiction, including the Work Plan and Cost Estimate, the Parties shall refer the matter to the Chief Executive Officer of INHALE and the Vice President-Central Research of PFIZER. If such executives cannot agree on such matter within thirty (30) days after the matter is referred to them, the following provisions shall apply:

(i) If the disputed matter [ * ] shall decide how the matter shall be resolved [ * ] decision [ * ] after the matter was referred to [ * ] for resolution.

(ii) If the disputed matter [ * ] shall either 1) decide how the matter shall be resolved in which event [ * ] shall be responsible for [ * ] or 2) terminate this Agreement according to the provisions of Section 17.4, below. [ * ] after the matter was referred to [ * ] for resolution. [ * ] of which of the above options it has selected. During such period, all work [ * ] shall cease, except [ * ] for legal or medical reasons.

(iii) If neither Section 3.2(f)(i) nor (ii) apply to a disputed matter, the Parties shall decide mutually how the matter shall be resolved.

(g) Changes in Cost Estimate. PFIZER agrees to notify INHALE as soon as reasonably practicable of any planned revision of more than [ * ] to the Annual Cost Estimate which will become effective [ * ] following such notice unless the JDC reaches an agreement on earlier implementation.

3.3 Product Development Program: Resources and Costs

(a) PFIZER agrees to pay INHALE in advance, according, to the Cost Estimate, for certain of the work to be performed under this Agreement, including research, development, process scale-up and manufacture of clinical supplies, at INHALE’s annually adjusted FTE rate which is [ * ] per FTE for 1995. Within [ * ] following the end of each calendar quarter, INHALE shall provide PFIZER with a report detailing the actual time spent by INHALE personnel on the Project during such quarter. PFIZER shall have the right to audit INHALE records with respect to such reports and the calculation of and adjustment to the FTE rates, in accordance with Section 8.2. Budgets for INHALE’s research work shall be set forth in the respective Cost Estimate and shall reflect any changes in the FTE rate.

(b) PFIZER shall make the payments due under this Section 3.3 to INHALE quarterly in advance, with reconciling payments to be made based on an actual accounting after each quarter based on the actual number of FTE labor hours and expenditures expended in the Project and actual fully-allocated research and development costs to the extent PFIZER is responsible for such costs and expenses under this Agreement. In the event that actual costs are less than the amounts budgeted, PFIZER shall be entitled to apply any such variance toward future costs. [ * ]. In the event that [ * ], such [ * ]. Any such [ * ] shall require the [ * ].

3.4 Milestone Payments. In, addition to the payments provided for in Section 3.3 above, PFIZER shall make the following non-refundable milestone payments to INHALE upon occurrence of the following events:

(a)	[ * ]	[ * ];

(b)	[ * ]	[ * ];

(c)	[ * ]	[ * ]

(d)	[ * ]	[ * ];

(e)	[ * ]	[ * ];

(f)	[ * ]	[ * ]; and

(g)	[ * ]	[ * ].

All or a portion of such payments may be used by INHALE to fund its research activities under this Agreement.

(h) Except for the Device referred to in Section 3.4(c), INHALE shall not deliver to PFIZER clinical materials and Devices unless requested to do so by PFIZER via written request from PFIZER’s JDC Co-Chairperson to INHALE’s JDC Co-Chairperson.

(i) Pfizer’s Co-Chairperson must provide INHALE’s Co-Chairperson with written notice [ * ] Devices or clinical [ * ], or such other time as the JDC may determine to be reasonable, of receipt by PFIZER of such Devices and clinical materials. If PFIZER fails to provide such notice within the allotted time period, such Devices and clinical materials shall be deemed accepted by PFIZER, unless, prior to making the associated milestone payments, [ * ] that was not discovered during such time period despite [ * ] of the Devices or clinical materials.

(j) In partial consideration of the grant of the license under INHALE Patent Rights and INHALE Know-How in [ * ], PFIZER shall also make non-refundable payments to INHALE in the amount of [ * ], [ * ], and [ * ]. In addition, if the milestone payment provided for in Section 3.4(d) becomes due and PFIZER elects to initiate a development program for the Products in [ * ], PFIZER shall make an additional non-refundable payment of [ * ]. Thereafter, for so long as PFIZER retains the license under INHALE Patent Rights and INHALE Know-How in [ * ], PFIZER shall make the following non-refundable payments upon occurrence of the following events:

(i)	[ * ];

(ii)	[ * ];

(iii)	[ * ].

(k) The payments by PFIZER to INHALE due under Sections 3.4(b), (c), (d) & (e) shall be made [ * ]. The payments due under Sections 3.4(f) and (g) shall be made [ * ]. With respect to the payment by PFIZER to INHALE due under Section 3.4(b), the [ * ] referred to therein shall be deemed successful and PFIZER shall be deemed to have elected to proceed unless [ * ] PFIZER notifies INHALE in writing that it has elected not to proceed with the Project or requires more time to determine [ * ]. The payments due under Section 3.40(j) shall be made at the times specified in Section 3.40(j). [ * ].

3.5 Subcontracting Permitted.. The Parties acknowledge and agree that portions of the work involved in the Project may be performed on behalf of either Party by third parties, at such Party’s sole discretion, provided that, for any material subcontract, (a) such Party shall first have entered into written confidentiality agreements with the subcontractors and obtained written assignments granting such Party sole ownership of all patent rights and know-how that may be developed by the subcontractors, (b) such Party and the subcontractor shall be jointly and severally liable for the complete and timely performance by the subcontractor of the work, and (c) if work which INHALE desires to subcontract is required to be performed according to current Good Laboratory Practices or Good Manufacturing Practices, as established and revised from time to time by the FDA, then either [ * ].

4. Record-keeping.

Each Party shall record, to the extent practical, all, Information relating to the Project in standard laboratory notebooks, which shall be signed, dated and witnessed. To the extent practical, such notebooks shall be kept separately from notebooks documenting other research and development of such Party. Each Party shall, require its employees and consultants to disclose any inventions relating to the Project in writing promptly after conception

5. Product Development.

5.1 Selection of [ * ]. PFIZER shall [ * ] evaluating and selecting [ * ] resulting from the Project for potential development into Products. PFIZER shall consult with INHALE in advance of making such selections.

5.2 Clinical Trials; Expenses. PFIZER shall be responsible for all future Non-clinical and clinical testing of formulations, [ * ], although INHALE shall continue to provide such support for such testing as PFIZER reasonably requests as part of the Work Plan and Cost Estimate

5.3 [ * ] the Data, Database and IND’s. PFIZER will [ * ] (a) all the data generated by the Non-clinical and clinical testing of the Products, (b) the database for such data, and (c) all IND’s filed for clinical studies of the Products and any comparable regulatory filings outside the United States. INHALE shall [ * ]. Upon PFIZER’s request, INHALE shall promptly assist PFIZER, and shall contractually obligate its vendors and subcontractors to assist PFIZER, in preparing and obtaining favorable review of IND’s relating to the Products and the foreign equivalents of such IND’s. If PFIZER so desires, INHALE shall transfer to PFIZER [ * ].

5.4 Regulatory Filings. PFIZER or its licensees shall be responsible for the preparation of suitable applications for Regulatory Approval in the Territory and shall be the owner and party of record of all such applications. Subject to Section 6.6, PFIZER shall determine those initial countries of the Territory in which to file such applications. At PFIZER’s request, INHALE shall promptly assist PFIZER, and shall contractually obligate its vendors and subcontractors to assist PFIZER in the preparation of such applications and the obtaining of Regulatory Approvals by, among other things, (a) [ * ], (b) making INHALE’s facilities available for inspections by the FDA and other governmental authorities, and making INHALE’s personnel available to the FDA and other governmental authorities and (c) contractually obligating its vendors and subcontractors to make their facilities available for inspections by the FDA and other governmental authorities and to make their personnel available to the FDA and other governmental authorities.

5.5 Development Diligence. Both Parties acknowledge that the successful development of Products (including improvements thereto) under this Agreement will require a collaborative effort throughout the Term of this Agreement. Both Parties also acknowledge that because of the unprecedented nature of many of the components of the Project such as [ * ], prediction of a development time line is likely to be a very dynamic process and difficult to fix with any certainty at this time. Therefore, both Parties agree to use diligent efforts to [ * ]. Each Party agrees to [ * ]. Neither Party will be responsible for delays due to factors beyond its control.

5.6 Packaging. If INHALE so requests, and to the extent allowable by law, PFIZER will identify, [ * ], INHALE as the licensor and/or manufacturer of such Products. If INHALE so requests, and to the extent allowable by law, [ * ] will carry the INHALE mark. Notwithstanding the foregoing, if PFIZER reasonably believes, based on objective information, that identifying INHALE or using the INHALE mark will have an adverse impact on the image or commercialization of the Products, [ * ], PFIZER will discuss the situation with INHALE and may, after such discussion, discontinue identifying INHALE or using the INHALE mark.

6. License Grant: Commercial Rights.

6.1 License to PFIZER. INHALE hereby grants PFIZER the sole and exclusive license in the Territory, with a right to sublicense, under INHALE Patent Rights and INHALE Know-how, to develop, use, make (subject to the terms and conditions of this Agreement and any supply agreement), and sell the Products.

6.2 License to INHALE. Except as otherwise provided in this Agreement, PFIZER hereby grants INHALE a non-exclusive, royalty-free license under PFIZER Patent Rights and PFIZER Know-how to the extent necessary to fulfill INHALE’s obligations under this Agreement.

6.3 Royalties.

(a) INHALE Patents Royalty. In consideration of the grant of the license under INHALE Patent Rights to PFIZER under Section 6.1, PFIZER shall pay INHALE a royalty on Net Sales of each Product sold by PFIZER or its licensees in each country in which and for so long as the manufacture, use or sale of such Product would infringe INHALE Patent Rights in the absence of a license thereunder. The royalty percentage rate at which such royalty shall [ * ] be [ * ]:

[ * ]

However, in no event shall such royalty percentage rate [ * ].

(b) INHALE Know-How Royalty. In consideration of the grant of the license under the INHALE Know-how to PFIZER under Section 6.1, PFIZER shall pay INHALE a royalty on Net Sales of each Product sold by PFIZER or its licensees in a country, for the longer of (i) the duration of PFIZER’s royalty obligation under Section 6.3(a) with respect to Net Sales of the Product in such country, if any, and (ii) [ * ] after the first commercial sale of such Product in that country. Subject to the provisions of Section 6.3(c), the royalty percentage rate at which such royalty shall be [ * ]:

[ * ]

However, in no event shall such rate [ * ].

(c) Royalty Basis. The royalties payable [ * ] shall be based upon [ * ].

(d) Compulsory License. If in any country a third party obtains a Compulsory License, then INHALE shall promptly notify PFIZER. If the royalty rate payable by the grantee of the Compulsory License is [ * ], the above royalty rates [ * ].

6.4 Payments. Royalties payable under Section 6.3 will be paid to INHALE not later than [ * ] and each such payment shall be accompanied by a report in writing showing the period to which such payment applies, the amount billed to unaffiliated third parties for Products during such calendar quarter, the deductions from the amount billed to arrive at Net Sales, the total Net Sales for the period and the royalties due on such Net Sales. No later than [ * ], the [ * ] for each Product shall be calculated by PFIZER for such calendar year and the actual royalty percentage rate shall be determined for such calendar year. Any variance from the royalties paid during such calendar year and the actual royalty due shall be reconciled [ * ]. The actual [ * ] for each Product for any calendar year shall be used to calculate the [ * ] royalty payments due according to this Section 6.4 for the then current calendar year. For purposes of calculating the royalty percentage rate for the first fall calendar year of Product sales and any partial prior year, the [ * ] for each Product shall be [ * ]. Royalties payable under this Section 6.4 will be deposited by PFIZER, by the date due in a bank chosen by INHALE. Starting [ * ], the payment shall bear interest at a rate of [ * ].

6.5 Currency of Payment. All payments to be made by PFIZER to INHALE hereunder shall be made in U.S. Dollars. Net Sales outside the U.S. shall be first determined in the currency of the country in which they are earned and shall be converted quarterly into an amount in U.S. Dollars based on PFIZER’s internal exchange rates used in preparing PFIZER’s consolidated earnings statements for such quarter. All such converted Net Sales and Cost of Goods Sold (if applicable) shall be consolidated with U.S. Net Sales for the corresponding period and the applicable royalty payable determined therefrom.

6.6 Regulatory and Marketing Diligence.

(a) [ * ]. The license granted to PFIZER under Section 6.1 shall remain in effect in [ * ] provided PFIZER satisfies the following conditions:

(i) PFIZER directly or through third parties undertakes activities reasonably calculated to [ * ] in [ * ]; and

(ii) [ * ], PFIZER directly or through a licensee [ * ].

(b) [ * ]. The license granted to PFIZER under Section 6.1 shall in effect in [ * ] provided PFIZER satisfies the following conditions:

(i) For [ * ], PFIZER directly or through third parties, (A) [ * ] and (B) undertakes activities reasonably calculated to [ * ]; and

(ii) If applications for Regulatory Approval are filed [ * ], PFIZER will directly or through third parties undertake activities reasonably calculated to [ * ], and will continue to undertake such activities until either Regulatory Approval is received in [ * ]; and

(iii) Within [ * ], PFIZER directly or though a licensee [ * ].

(c) [ * ]. Within [ * ], PFIZER will either elect to initiate a development program for the Products [ * ]. If PFIZER elects to initiate the development program in [ * ], the license granted to PFIZER under Section 6.1 shall remain thereafter in effect in [ * ] provided PFIZER satisfies the following conditions:

(i) PFIZER directly or through third parties (A) [ * ] and (B) following the date of PFIZER’s election to initiate the development program in [ * ], undertakes activities reasonably calculated to [ * ] in [ * ].

(ii) Within [ * ], PFIZER directly or through a licensee [ * ].

(d) Other Countries. The license granted to PFIZER under Section 6.1 shall remain in effect outside the [ * ] provided PFIZER satisfies the following conditions:

(i) For [ * ], directly or through third parties, (A) [ * ] and (B) undertakes activities reasonably calculated to [ * ] for such countries; and

(ii) If applications for Regulatory Approval are filed for [ * ] and any of such applications are denied definitively, PFIZER will directly or through third parties undertake activities reasonably calculated to [ * ], and will continue to undertake such activities until either Regulatory Approval is received in [ * ] of the Major Other Countries or PFIZER concludes that continuing such activities cannot be justified; and

(iii) Within [ * ], PFIZER directly or through a licensee launches the approved Products in each such country.

(e) PFIZER will be deemed to have satisfied the conditions set forth in clause (i) of Sections 6.6(a) through (d) if PFIZER directly or indirectly through third parties [ * ]. In addition, [ * ].

(f) If PFIZER concludes that continuing to [ * ] cannot be justified due to [ * ], PFIZER may satisfy its due diligence obligations under this Section 6.6 with respect to such country by [ * ].

(g) Failure to satisfy the above conditions shall [ * ] in those countries of the specified geographic region in which PFIZER or its licensees [ * ]. Neither INHALE nor any third party will [ * ] in connection with [ * ], absent agreement with PFIZER, [ * ] for such use.

6.7 Single Royalty. Royalties payable under Section 6.3 will be payable [ * ].

6.8 Sublicensing. In the event PFIZER grants sublicenses under Section 6.1 to others to use or sell Products, such sublicenses shall require the sublicensee to account for and report its Net Sales of Products on the same basis as if such sales were Net Sales of Products by PFIZER, and PFIZER shall pay royalties to INHALE as if the Net Sales of the sublicensees were Net Sales of PFIZER.

6.9 Maintenance of Licenses from Third Parties. So as not to adversely affect PFIZER’s rights to INHALE Patent Rights and INHALE Know-how under this Agreement, INHALE agrees during the Term of this Agreement: (a) not to take any actions to terminate or restrict its rights under any third party license agreements or other agreements which give rise to such rights and know-how, (b) to discharge all of INHALE’s material obligations and responsibilities under any such third party license agreements or other agreements, including without limitation, making all required payments thereunder and (c) to notify PFIZER promptly of INHALE’s receipt of any notices of breach under any such third party license agreements or other agreement.

7. Supply of Formulation and Devices.

7.1 General. Sections 7.2 through 7.6 set forth the terms and conditions that will govern the manufacture of Products for use in the Project prior to the commercialization, of Products, unless and until superseded by a manufacturing and supply agreement to be entered into after the Effective Date. The key terms that the Parties intend to include in any such manufacturing and supply agreement arc attached as Exhibit 7.1. The goal is to conclude such an agreement no later than the beginning of Phase III clinical trials or an equivalent pivotal study.

7.2 Manufacture of Regular Insulin Formulations for the Project

(a) [ * ]. At PFIZER’s cost and in accordance with the Work Plan, PFIZER will supplement INHALE’s existing inventory of [ * ] by delivering to INHALE such additional quantities of such [ * ] as are required in order to meet the Project needs throughout the Research Term. Notwithstanding such delivery, PFIZER [ * ]. INHALE will retain exclusive control over the [ * ] and not transfer any portion of the [ * ] to any third party not working on the Project without the advance written approval of PFIZER. Unless otherwise agreed in writing, INHALE agrees to donate to the Project any supply of [ * ] on hand as of the Effective Date.

(b) Powder Processing by INHALE. For a processing fee equal to [ * ] and in accordance with the Work Plan, INHALE will process [ * ] so as to manufacture dry powder formulations of Regular Insulin in sufficient quantities to meet the Project needs for Phase I and Phase II clinical studies. It is anticipated that the formulations for use in Phase I and Phase II clinical studies will be manufactured in one of INHALE’s existing facilities. For a processing fee equal to [ * ], and in accordance with the Work Plan, INHALE will process Regular Insulin crystals so as to manufacture dry powder formulations of Regular Insulin in sufficient quantities to meet the Project needs for Phase III clinical studies. Formulations for Phase III clinical studies will be manufactured in an INHALE commercial facility at a minimum scale of [ * ] unless otherwise agreed upon by the JDC. [ * ].

(c) Powder Processing by PFIZER. At PFIZER’s request and cost, PFIZER, subject to the provisions of Exhibit 7.1. Section B.3.(c), will be permitted to manufacture sufficient quantities of dry powder formulations of Regular Insulin at a facility to qualify such facility for approval in any application for an NDA or other application for Regulatory Approval.

(d) Powder Filling by INHALE. For a filling fee equal to [ * ] and in accordance with the Work Plan, INHALE will fill into blisters and seal sufficient quantities of dry powder formulations of Regular Insulin to meet the Project needs for Phase I and Phase 11 clinical studies. For a filling fee equal to [ * ], and in accordance with the Work Plan, INHALE will fill into blisters and seal sufficient quantities of dry powder formulations of Regular Insulin to meet the Project needs for Phase III clinical studies.

(e) PowderFillingbyPFIZER. At PFIZER’s option and cost, PFIZER will fill into blisters and seal sufficient quantities of dry powder formulations of Regular Insulin at a PFIZER facility to qualify such facility for approval in any application for an NDA or other application for Regulatory Approval.

7.3 Manufacture of Devices for the Project. For a purchase price equal to [ * ] and in accordance with the Work Plan, INHALE will supply PFIZER with a sufficient number of P2 Devices to meet the Project needs. For a purchase price equal to [ * ], and in accordance with the Work Plan, INHALE will supply PFIZER with a sufficient number of P3 Devices to meet the Project needs. INHALE acknowledges that the design and manufacture of P3 Devices used in Phase III clinical studies and of Commercial Devices will need to be substantially the same.

7.4 Representations and Warranties. The Party which supplies any Product to the other under Sections 7.2 and 7.3 hereby represents and warrants to the other Party as follows: (a) the Product shall be manufactured and packaged in compliance with current Good Manufacturing Practice, as established and revised from time to time by the FDA, applicable Investigational New Drug applications, and all other U.S. and other governmental rules and regulations applicable to the Product and its manufacture, (b) shall conform to the specifications for the Product in effect at the time of delivery, (c) shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act of 1938, as amended from time to time, nor constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of said Act, (d) shall conform to the certificates of analysis supplied with the shipment of the Product, (e) shall be packaged and shipped in accordance with mutually agreed to procedures, and (f) shall be free and clear of any lien or encumbrance.

7.5 Shipping Test and Pelletization. Within [ * ] and in accordance with the Work Plan, INHALE will complete a shipping test with a processed Regular Insulin powder formulation in bulk to determine whether shipment of such bulk [ * ]. The protocol for the test will be subject to approval by the JDC. Based on the results of the test, the Parties will determine whether or not powder processing and powder filling [ * ].

7.6 Inspections. During regular business hours and upon reasonable advance notice, PFIZER personnel shall be permitted to inspect the facilities of INHALE, [ * ] and observe manufacturing activities, to the extent necessary and for the sole purpose of assessing compliance with applicable regulatory, environmental and other governmental regulations and identifying safety and occupational risks (if any) associated with the manufacturing activities.

8. Record Keeping and Audits

8.1 Records Retention. Each Party shall keep complete and accurate records pertaining to the development, use and sale of Products in sufficient detail to permit the other Party to confirm, in the case of INHALE, its research and development efforts and costs and its audit, manufacturing and processing activities and costs hereunder, and in the case of PFIZER, its clinical research, regulatory approval and commercialization efforts and the accuracy of calculations of all royalty payments hereunder. Such records shall be maintained for [ * ].

8.2 Audit Request. Each of the Parties shall have the right to audit such records, at its own expense and on an annual basis, to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement, but only once with respect to each calendar year. If a Party desires to audit such records, it shall engage an independent, certified public accountant reasonably acceptable to the other Party, to examine such records. Such accountant shall be instructed to provide to the other Party a report on the findings of the agreed upon procedures verifying any report made or payment submitted by the audited party during such period. Such accountant’s findings shall be [ * ]. The expense of such audit shall be borne by the auditing party; provided, however, that if an error in favor of the auditing party of [ * ] is discovered, then such expenses shall be paid by the audited party. Any Information received by a Party pursuant to this Section 8.2 shall be deemed to be Confidential Information (as defined in Section 15.1) hereunder. This Section 8.2 shall survive any termination of this Agreement for a period of four (4) years.

9. Patents

9.1 Existing INHALE Patent Applications. The following provisions shall apply to each pending Patent Application existing as of the Effective Date underlying INHALE Patent Rights in the Field: (a) INHALE shall remain the owner of the application, (b) INHALE shall continue to bear the full costs of and responsibility for preparing, filing and prosecuting the application and (c) the application and any patents issuing thereon shall constitute Patents for purposes of this Agreement. INHALE will keep PFIZER reasonably informed of the status of Existing INHALE Patent Applications.

9.2 Future Patent Applications on Existing Sole Inventions in the Field. The following provisions shall apply to each Patent Application for existing sole inventions in the Field owned or controlled by INHALE which could be filed in the future:

(a) Ownership – INHALE shall remain the owner of each such sole invention.

(b) Consequences of [ * ] - If PFIZER elects to file a Patent Application for the invention, the following provisions shall apply: (i) INHALE will [ * ] furnish a copy of the draft to PFIZER for comment [ * ], (ii) INHALE will [ * ], and file the application in each country in which PFIZER elects to do so, (iii) PFIZER will bear the full costs of preparing, filing and prosecuting the application and, through INHALE, will [ * ], (iv) in any country in which PFIZER [ * ], INHALE may [ * ], and (v) Each application and any patents issuing thereon will constitute Patents for purposes of this Agreement.

(c) Consequences of [ * ] - If PFIZER [ * ], the following provisions shall apply: [ * ].

9.3 Future Sole Inventions.

(a) Ownership - Except as provided in Clause B.3.(c)5) of Exhibit7.1, each Party shall be the initial sole owner of each future invention and discovery (“Future Sole Invention”) acquired or developed solely by such Party or its employees, consultants or subcontractors under this Agreement.

(b) Filing Discretion - Each Party shall be solely responsible for electing, in its sole discretion, whether or not to file a patent application for each of its Future Sole Inventions.

(c) Consequences of [ * ] - If a Party elects to file a patent application for one of its Future Sole Inventions in at least one country, then the following provisions shall apply: (i) The filing Party will [ * ], (ii) The filing Party will furnish a copy of the draft to the other Party [ * ], (iii) The filing Party [ * ], (iv) In any countries in which the filing Party [ * ], the other Party may [ * ] The applications and patents referred to in this Section 9.3(c) will constitute Patents for purposes of this Agreement.

(d) Consequences of [ * ] - If a Party elects [ * ], then the following provisions shall apply: [ * ].

(e) PFIZER, hereby grants INHALE a royalty free, worldwide, non-exclusive license, with the right to sublicense, [ * ]. The term of such license shall be for the life of any patents covering such [ * ] owned by PFIZER.

9.4 Joint Inventions

(a) Definitions - For purposes of this Section 9, the following terms shall have the specified definitions:

“Joint Invention” means each invention or discovery acquired or developed jointly (as determined by U.S. law of inventorship) by each Party (together with its employees, consultants and subcontractors) under this Agreement.

“Field Joint Invention” means a Joint Invention that is at the time of its invention necessary or useful within the Field.

“INHALE Business Joint Invention” means a Joint Invention (other than a Field Joint Invention) that is at the time of its invention necessary or useful to INHALE in connection with [ * ].

“Other Joint Invention” means a Joint Invention that is neither a Field Joint Invention nor an INHALE Business Joint Invention.

9.5 Field Joint Inventions.

(a) To the extent it is practical to do so, Patent Applications for Field Joint Inventions shall be separately defined and prosecuted.

(b) Ownership - Upon INHALE’s request and subject to Section 19, PFIZER, shall assign to INHALE its joint ownership interest in any Field Joint Invention.

(c) Consequences of [ * ] - If PFIZER, elects to authorize the filing of a Patent Application for a Field Joint Invention, the following provisions shall apply: (i) INHALE will [ * ] furnish a copy of the draft to PFIZER for comment at least 30 days before filing the application, (ii) INHALE will [ * ], (iii) PFIZER, will bear the full costs of preparing, filing and prosecuting the application and, through INHALE, will [ * ], (iv) in any country in which PFIZER [ * ], INHALE may [ * ], and (v) Each application and any patents issuing thereon will constitute Patents for purposes of this Agreement.

(d) Consequences of [ * ] - If PFIZER elects [ * ], the following provisions shall apply: [ * ].

9.6 INHALE Business Joint Inventions.

(a) Ownership - Upon INHALE’s request and subject to Section 19, PFIZER shall assign to INHALE its joint ownership interest in any INHALE Business Joint Invention.

(b) Consequences of [ * ] - If INHALE elects to file a Patent Application for an INHALE Business Joint Invention, the following provisions shall apply: (i) INHALE will prepare a first draft of the application and furnish a copy of the draft to PFIZER, [ * ], (ii) INHALE will [ * ], (iii) INHALE will [ * ], (iv) in any country in which INHALE [ * ] file an application and (v) Each application and any patents issuing thereon will constitute Patents for purposes of this Agreement.

(c) Consequences of [ * ] – If INHALE [ * ], the following provisions shall apply: [ * ].

9.7 Other Joint Invention.

(a) Ownership - Each Party shall retain its joint ownership interest in each Other Joint Invention.

(b) Mutual Decision to File An Application - If the Parties mutually decide to file a patent application for an Other Joint Invention in one or more countries, then the following provisions shall apply to each such application: (i) INHALE shall prepare a first draft of the patent application, (ii) INHALE will [ * ], (iii) The Parties will [ * ], (iv) In any countries in which [ * ] and (v) The applications and patents referred to in this Section 9.7(b) will constitute Patents for purposes of this Agreement.

(c) [ * ] - If [ * ], then the following provisions shall apply: [ * ].

(d) PFIZER hereby agrees [ * ], except as reasonably necessary for the production of PFIZER products, or otherwise [ * ], whichever is longer.

9.8 Cooperation. Each Party will cooperate with the other, and will cause its employees, consultants and subcontractors to cooperate with the other, in completing any Patent Applications for Joint Inventions, and in executing and delivering any instrument required to permit the other Party to exercise its rights and discharge its obligations under this Section 9, including where appropriate instruments assigning its joint ownership interest, in a Joint Invention. On a semi-annual basis, each Party agrees to present an up-date of its Patent Rights to the JDC and to discuss the strategy for the protection of intellectual property rights related to the Project.

9.9 Issued Patents. INHALE shall take all steps necessary to maintain for the full life thereof all issued Patents, whether claiming Joint Inventions or inventions owned or Controlled solely by INHALE, which underlie INHALE Patent Rights.

9.10 Patent Extension.

(a) Drug Product Patents. [ * ], all applications and to take all actions necessary (i) to obtain the benefits of the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereto to the extent such benefits relate to Products constituting drug products and (ii) to extend the lives of the INHALE Patents that claim Products constituting drug products or otherwise invoke the protection of such Products to the extent permitted by any other law or regulation by, among other things, applying for supplemental protection certificates. [ * ] agrees to [ * ] as may be [ * ] to implement the foregoing.

(b) Device Patents. To the extent INHALE Patents claiming Products that constitute medical devices, or such Products themselves, are subject to regulations or statutes comparable to those referred to in Section 9.6(a), INHALE agrees to exercise its rights under such regulations and statutes in a fair and equitable manner that takes into account the commercial interests of PFIZER, upon consultation with PFIZER.

9.11 Public Disclosure. Each Party agrees to delay any public disclosure of the subject matter of any Patent Application to which this Article 9 applies until the filing of all U.S. and intended foreign applications but in no event more than one (1) year from the first filed (priority) application.

10. Representations and Warranties

10.1 INHALE.

INHALE hereby represents and warrants to PFIZER as follows:

(a) To the best of INHALE’s knowledge, INHALE has delivered to PFIZER copies of [ * ], together with any other information now owned or controlled by INHALE that is [ * ], including without limitation complete reports on [ * ];

(b) Exhibit 10.1(b) is a complete list of all Non-clinical and clinical studies of the Products of which INHALE is aware, and [ * ];

(c) To the best of INHALE’s knowledge, [ * ] of a material nature delivered by INHALE to PFIZER was accurate, correct, and complete;

(d) Exhibit 1.13 is an accurate, correct and complete list of all Patent Applications owned or Controlled by INHALE claiming inventions that may be useful or necessary [ * ], and all Patents owned or Controlled by INHALE claiming inventions that may be useful or necessary [ * ], and INHALE has disclosed to PFIZER all material information known to INHALE relating to [ * ] of such Patents;

(e) INHALE has sufficient legal and/or beneficial right, title and interest in, to and under the INHALE Patent Rights, the INHALE Know-How and its other intellectual property rights to conduct its business as now conducted [ * ] and to grant the licenses contained herein;

(f) To the best of INHALE’s knowledge, the conduct of its business as currently conducted does not violate, [ * ], any of the [ * ] of any other person or entity relating to the Products;

(g) To the best of INHALE’s knowledge, there is no material unauthorized use, infringement or misappropriation of any INHALE Know-how or INHALE Patent Rights;

(h) To the best of INHALE’s knowledge, its execution and delivery of this Agreement and its performance of its obligations under this Agreement will not violate any federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality;

(i) All of INHALE’s employees, officers, relevant subcontractors and relevant consultants have executed agreements requiring assignment to it of all inventions made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of it, as well as the confidential information of a third party which it may receive;

(j) INHALE has not, and during the Term of this Agreement will not, grant any right to any third party relating to INHALE Patent Rights and INHALE Know-how which would conflict with the rights granted to PFIZER hereunder; and

(k) To the best of INHALE’s knowledge, neither it, nor any of its employees, officers, subcontractors or consultants who has rendered services relating to the Products or the Field (i) has ever been debarred or convicted of a crime for which an entity or person could be debarred under 21 USC Section 335a or (ii) is the subject of a debarment proceeding or under indictment for a crime for which a person or entity could be debarred under said Section.

(1) The Products used in its clinical studies of the Products have been manufactured in registered GMP-compliant facilities in accordance with applicable GMP regulations.

(m) During the Term of this Agreement, INHALE will not [ * ] in its conduct of any activity under the Project.

10.2 PFIZER. PFIZER hereby represents and warrants to INHALE as follows:

(a) To the best of PFIZER’s knowledge, its execution and delivery of this Agreement and its performance of its obligations under this Agreement will not violate any federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality;

(b) To the best of PFIZER’s knowledge, the conduct of its business as currently conducted does not violate, [ * ], any of the [ * ] of any other person or entity relating to the Products;

(c) All of PFIZER’s employees, officers, relevant subcontractors and relevant consultants have executed agreements requiring assignment to it of all inventions within the Field made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of it, as well as the confidential information of a third party which it may receive; and

(d) PFIZER has not, and during the Term of this Agreement will not, grant any right to any third party relating to PFIZER Patent Rights and PFIZER Know-how in the Field which would conflict with the rights granted to INHALE hereunder.

(e) During the Term of this Agreement, PFIZER will not [ * ] in its conduct of any activity under the Project.

10.3 [ * ]. Notwithstanding any other provision of this Agreement or any inference arising from any other provision, PFIZER makes no representation or warranty that PFIZER will succeed in contracting for a [ * ] on commercially acceptable terms.

11. Non-Solicitation of INHALE Employees. PFIZER agrees that it will not recruit, solicit or induce any employee of INHALE to terminate his or her employment with INHALE:

(a) during the Term of this Agreement; and

(b) if the Agreement is terminated prior to commercialization of Products, for a period of [ * ] thereafter; or

(c) if the Agreement is terminated following commercialization of’ Products, for a period of [ * ] thereafter.

12. Infringement of Third Party Rights.

12.1 Notice. If the development, manufacture, use or sale of Products results in a claim for patent infringement, the party to this Agreement first having notice shall promptly notify the other party in writing. The notice shall set forth the facts of the claim in reasonable detail.

12.2 Definitions. For purposes of this Section 12, the following four terms shall have the specified meanings:

(a) An [ * ] means any claim, other than [ * ] that is based on [ * ].

(b) A [ * ] means any claim [ * ] that is based on [ * ].

(c) A [ * ] means any claim referred to in Section 12.1 that is based [ * ].

(d) [ * ] means any claim referred to in Section 12.1 [ * ] that is based on [ * ].

(e) “Subject Claim” means any [ * ].

12.3 Control of Defense against [ * ]. INHALE shall have the initial right to manage solely the defense of the Parties against any [ * ]. If INHALE elects to exercise such right as to such a claim, PFIZER shall cooperate with INHALE at INHALE’s request and shall have the right to be represented by counsel selected by PFIZER. If INHALE elects not to exercise such right as to such a claim, PFIZER shall have the right to manage solely the defense of the Parties against the claim, and INHALE shall cooperate with PFIZER at PFIZER’s request and shall have the right to be represented, by counsel selected by INHALE.

12.4 Control of Defense against [ * ]. PFIZER shall have the initial right to manage solely the defense of the Parties against any [ * ]. If PFIZER elects to exercise such right as to such a claim, INHALE shall cooperate with PFIZER at PFIZER’s request and shall have the right to be represented by counsel selected by INHALE. If PFIZER elects not to exercise such right as to the claim, INHALE shall have the right to manage solely the defense of the Parties against the claim, and PFIZER shall cooperate with INHALE at INHALE’s request and shall have the right to be represented by counsel selected by PFIZER.

12.5 Settlements. The Party that manages solely the defense of the Parties against Subject Claims under Section 12.3 or 12.4 shall also have the sole right to settle such claims on terms deemed appropriate by such Party; provided that (a) such Party shall consult with the other Party concerning the terms of any settlement agreement before entering into such an agreement and (b) neither Party shall settle any Subject Claim without the prior written consent of the other, which the other shall not unreasonably withhold or delay.

12.6 Costs of Defense. [ * ] shall be responsible for the reasonable fees and costs of attorneys and consultants, together with the court costs, incurred by both Parties in defending against [ * ]. [ * ] shall be responsible for the reasonable fees and costs of attorneys and consultants, together with the court costs, incurred by both Parties in defending against [ * ]. [ * ] shall be responsible for the reasonable fees and costs of attorneys and consultants, together with the court costs, incurred by both Parties in defending against any [ * ]. [ * ] shall be responsible for the reasonable fees and costs of attorneys and consultants, together with the court costs, incurred by both Parties in defending against any [ * ].

12.7 Payments to Third Parties. If either Party is required by a final court order or a settlement agreement entered into in good faith to make royalty payments or other payments to a third party in connection with the disposition of any [ * ]. If either Party is required by a final court order or a settlement agreement entered into in good faith to make royalty payments or other payments to a third party in connection with the disposition of any [ * ] Claim, [ * ]. If either Party is required by a final court order or a settlement agreement entered into in good faith to maim royalty payments or other payments to a third party in connection with the disposition of any [ * ]. If either Party is required by a final court order or a settlement agreement entered into in good faith to make royalty payments or other payments to a third party in connection with the disposition of any [ * ].

12.8 No Third Party Effect. Neither this Section 12, nor any exercise of rights or fulfillment of obligations under this Section 12, shall affect by itself any indemnification or contribution rights of either Party against any third party.

13. Infringement by Third Parties.

13.1 Notice. If any of the INHALE Patent Rights or INHALE Know-how in the Field is infringed by a third party, the Party first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

13.2 Prosecution of Actions Related to Devices and Powder Processing.

(a) INHALE shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the INHALE Patent Rights or INHALE Know-how arising from the manufacture, use or sale of [ * ], by counsel of its own choice. PFIZER shall cooperate with INHALE at INHALE’s request in the prosecution of such action or proceeding. If INHALE determines that PFIZER is an indispensable party to the action, PFIZER hereby consents to be joined. In such event, PFIZER shall have the right to be represented in that action by counsel of its own choice and expense.

(b) If INHALE fails to bring an action or proceeding within a period of [ * ] after receiving written notice from PFIZER or otherwise having knowledge of that infringement, PFIZER shall have the right to bring and control any such action by counsel of its own choice and expense. If PFIZER determines that INHALE is an indispensable party to the action, INHALE hereby consents to be joined. In such event INHALE shall have the right to be represented in that action by counsel of its own choice and expense.

(c) No settlement, consent judgment or other voluntary final disposition of a suit under this Section 13 may be entered into without the joint consent of PFIZER and INHALE (which consent shall not be withheld unreasonably).

(d) [ * ].

(e) [ * ].

13.3 Prosecution of Actions Related to [ * ]. Infringements by third parties arising from their manufacture, use or sale of [ * ] shall be handled as provided in Section 13.2, except that the roles of INHALE and PFIZER shall be reversed.

13.4 Infringement Outside the Field. In the event that any of the INHALE Patent Rights or INHALE Know-how outside the Field is infringed by a third party, the Party first having knowledge of such infringement shall notify the other as set forth above and the Parties shall consult with each other as to how they should proceed, [ * ].

14. Mutual Indemnification.

14.1 Employees. Each Party shall indemnify the other Party, such other Party’s successors and assigns, and the directors, officers, employees, agents and counsel thereof (the “Other Party’s Indemnitees”), defend and hold each Other Party’s Indemnitee harmless from and against, [ * ], any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including without limitation reasonable attorneys’ fees) (any of the foregoing being referred to collectively as “Damages”) incurred by or asserted against any Other Party’s Indemnitee by or on behalf of the indemnifying Party’s employees that arise out of activities conducted under this Agreement by such employees.

14.2 INHALE’s Right to Indemnification. PFIZER shall indemnify each of INHALE its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the “INHALE Indemnitees”), defend and hold each INHALE Indemnitee harmless from and against, [ * ], any and all Damages incurred by or asserted against any INHALE Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary lights, but only to the extent arising from or occurring as result of a claim or demand made by a third party (a “Third Party Claim”) against any INHALE Indemnitee because of (a) breach of any warranty made by PFIZER in Section 10 hereof; (b) the [ * ] of the Product, unless attributable to [ * ] which is under the responsibility of INHALE; (c) the [ * ] of any Product, or the establishment of specifications for the [ * ] of a Product by or on behalf of PFIZER or its licensees (except activities undertaken by INHALE); (d) the [ * ] regarding any Product; (e) the [ * ] by or on behalf of PFIZER, or its licensees or (f) any breach of this Agreement by PFIZER, except, in each such case, to the extent that such Damages result from the negligence or misconduct of INHALE. INHALE shall promptly notify PFIZER of any Third Party Claim, upon becoming aware thereof, shall permit PFIZER at PFIZER’s cost to defend INHALE against such Third Party Clam and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such claim and shall cooperate in the defense thereof. INHALE may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of PFIZER and shall cooperate with PFIZER and its insurer in the disposition of any such matter.

14.3 PFIZER’s Right to Indemnification. INHALE shall indemnify each of PFIZER, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the “PFIZER Indemnitees”), defend and hold each PFIZER Indemnitee harmless from and against, [ * ], any and all Damages incurred by or asserted against any Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as a result of a Third Party Claim against any PFIZER Indemnitee because of (a) breach of any warranty made by INHALE in Section 10; (b) the failure of INHALE to [ * ], and the [ * ] of any Product by or on behalf of INHALE (except activities undertaken by PFIZER); (c) the [ * ] regarding any Product; (d) the [ * ] by INHALE; or (e) any breach of this Agreement by INHALE, except in each such case, to the extent that such Damages result from the negligence or misconduct of PFIZER or its licensees (except activities undertaken by INHALE). PFIZER shall promptly notify INHALE of any Third Party Claim, upon becoming aware thereof, and permit INHALE at INHALE’s cost to defend PFIZER against such Third Party Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such Third Party Claim and shall cooperate in the defense thereof. PFIZER may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of INHALE and will cooperate with INHALE and its insurer in the disposition of any such matter.

15. Confidentiality; Authorized Disclosures: Disclosure of Information

15.1 Confidentiality of Disclosed Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that for the Term of this Agreement and for [ * ] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other information furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known by the receiving Party, other than under an obligation of confidentiality, at the time of disclosure to the receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after the time of disclosure to the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement; or

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party not obligated to the disclosing Party not to disclose such Information to others.

15.2 Authorized Disclosures. Each Party may disclose the other Party’s Confidential Information hereunder to the extent reasonably necessary in connection with the exercise of its rights and discharge of its obligations under this Agreement, provided all such disclosures are subject to written confidentiality obligations containing provisions no less protective than those contained herein. Such permitted disclosures include those made in connection with filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or conducting Non-clinical or clinical trials. If a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impractical for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

15.3 [ * ]. In light of [ * ]; provided that (a) INHALE may continue to disclose publicly the results of the [ * ] which INHALE has already disclosed publicly and (b) INHALE may continue to disclose any of such [ * ] previously generated by INHALE which are confidential as of the Effective Date to third parties in connection with discussions concerning possible collaborations with such third parties, provided that all such disclosures are subject to written confidentiality obligations containing provisions no less protective than those contained herein.

15.4 Disclosures by the Parties.

(a) In accordance with the procedures established by the JDC, and at any time upon the reasonable written request of the other Party, each Party shall disclose to the other all Confidential Information and Information reasonably necessary in connection with the exercise of each Party’s rights and discharge of its obligations under this Agreement.

(b) In furtherance of the foregoing, upon PFIZER’s request from time to time, INHALE shall allow PFIZER’s personnel to visit the manufacturing and research facilities of INHALE, [ * ], monitor the quality of manufactured Products and consult with personnel to discuss and review such Confidential Information or Information. The Parties shall schedule all such activities at mutually agreeable times.

(c) As soon as practicable INHALE shall report to PFIZER any serious adverse experience information associated with the uses of the Devices (including such information relating to side effects, injuries, toxicity associated with clinical uses, and product failures) provided that [ * ].

15.5 Termination of Prior Non-disclosure Agreements. All Confidential Information previously disclosed by the Parties shall be subject to the terms of Sections 15.1 and 15.2 and shall no longer be subject to the terms of the Non-disclosure Agreements.

15.6 Survival. Sections 15.1 and 15.2 shall survive the termination or expiration of this Agreement for a period of [ * ].

16. Publicity Use of Name and Trademarks.

16.1. Publicity Related to This Agreement. Except as provided in Section 16.2 and as required by law (such as SEC laws), neither Party shall (i) disclose to any third party any financial or other terms or conditions of this Agreement nor (ii) originate any publicity, news release or public announcement, written or oral, whether to the public, press, stockholders or otherwise, relating the scope or economic terms of this Agreement, performance under it or any of its specific terms or conditions, without the express written consent of the other Party.

16.2 Publicity Related to the Project. Subject to the other provisions of this Agreement, [ * ] may disclose Information generated [ * ], or disclose any conclusions based on such Information, after giving [ * ] a reasonable opportunity to review and comment (but not approve) any such disclosure. In addition, each Party may announce periodically whether Phase I, II or III studies involving the Products are underway or to be initiated. Any other disclosures of information generated by the Project may only be made with the joint approval of the Parties, except to the extent such Information is publicly known through no fault of INHALE or PFIZER.

16.3 Investigator Publications. Notwithstanding anything set forth in this Agreement to the contrary, [ * ], provided they agree to submit a draft of the publication [ * ] before submission to the publisher. [ * ] as soon as practicable. Both Parties understand that neither Party will [ * ] the publication.

16.4 Post-Approval Use. Notwithstanding anything set forth in this Agreement to the contrary, following approval of the Products PFIZER shall be permitted to use and publicize Information generated by the Project in connection with the commercialization and promotion of the Products, [ * ], in accordance with applicable laws and regulations. [ * ].

16.5 Use of Name and Trademarks. Unless specifically authorized by this Agreement, neither Party shall use in any manner the names or trademarks of the other Party without the express written consent of such Party.

17. Effective Date; Term and Termination.

17.1 Effective Date. Notwithstanding its mutual execution on the dates indicated below, this Agreement shall not become effective until the Initial Closing (as that term is defined in the Stock Purchase Agreement, Section 2.1) of the sale and purchase of shares of Common Stock of INHALE, under the terms of the Stock Purchase Agreement. The date on which such Initial Closing occurs is referred to in this Agreement as the Effective Date.

17.2 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in whole or in part as specifically provided in the Agreement, shall continue in effect until the expiration of all of the royalty obligations contained in Section 6.3 above, subject to extension pursuant to Section 17.3. After expiration (but not termination) of this Agreement, any licenses to PFIZER from INHALE then in effect shall become non-exclusive, fully paid, perpetual and royalty-free.

17.3 Extension. PFIZER may extend this Agreement for [ * ].

17.4 Termination by PFIZER.

(a) [ * ]. Prior to making the [ * ], above, PFIZER may terminate this Agreement because of a material adverse development related to the safety, efficacy, pulmonary delivery system efficiency, significant adverse change in the market for Products, the quality of the Products (“Adverse Development”) or, in its sole discretion, without cause (i.e., not because of an Adverse Development or default by INHALE). If PFIZER elects to terminate this Agreement [ * ] because of an Adverse Development or without cause PFIZER shall: (1) give INHALE [ * ] advance notice of such termination, (2) provide INHALE free-of-charge, with the Termination Documents (as defined below), which INHALE may use as INHALE sees fit and which INHALE may provide to a third party partner for use in continuing development of the Products and, (3) if terminated for reasons other than an Adverse Development or default by INHALE, [ * ], within thirty (30) days of giving INHALE notice, which [ * ]. For purposes of this Section 17.4 “Termination Documents” means the following documents: (i) a copy of all protocols prepared by PFIZER and regulatory filings made by PFIZER under this Agreement, (ii) a copy of all reports on Non-clinical and clinical studies sponsored by PFIZER under this Agreement which have been filed or prepared for filing with the FDA or other regulatory authorities, (iii) the data underlying any Non-clinical and clinical database owned by PFIZER in computer-readable form if readily available in a non-proprietary format, and (iv) a copy of all case report forms for patients enrolled in clinical studies sponsored by PFIZER for which no report has been prepared at the time of termination.

PFIZER will have no obligation to complete or prepare study reports that have not been completed at the time of termination, but will assist INHALE reasonably in doing so.

(b) [ * ]. After [ * ], if PFIZER elects to terminate this Agreement because of an Adverse Development or without cause, the provisions of Section 17.4(a)(1) and (2) shall apply with respect to such termination and the provisions of Section 17.4(a)(3) shall not apply.

17.5 Termination for Default. Subject to Section 20.4, if either Party is in default of any of its material obligations under this Agreement and fails to remedy that default within sixty (60) days after receipt of written notice of such default, or thirty (30) days in the case of default of any payment hereunder, the Party not in default may terminate this Agreement immediately by giving written notice of such termination. In the event of a dispute regarding royalties owing hereunder, all undisputed amounts shall be paid when due and, the balance, if any, shall be paid promptly after settlement of the dispute. If PFIZER terminates this Agreement because of INHALE’s material breach, the licenses granted pursuant to Sections 6.1 shall survive such termination, subject to any ongoing royalty obligations under Sections 6.3 and 6.4. If INHALE terminates this Agreement because of PFIZER’s material breach, all license rights granted to shall terminate forthwith.

17.6 Surviving Rights. Termination of this Agreement shall not terminate PFIZER’s obligation to pay all milestone payments, royalties and other payments which shall have accrued hereunder (including any milestone payments then accrued but not yet due under Section 3.5). The obligations of the Parties under Sections 8 (Record Keeping and Audits), 9 (Patents), 12 (Infringement by Third Parties), 14 (Mutual Indemnification), 15.1 (Confidentiality), 15.2 (Authorized Disclosures) and 15.6 (Survival) of this Agreement will survive the termination or expiration of this Agreement.

17.7 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

18. Exclusivity: [ * ].

18.1 Exclusivity. During the Term of this Agreement, INHALE and PFIZER shall work on the [ * ] of Regular Insulin [ * ] exclusively pursuant to this Agreement.

18.2 Option for [ * ]. Either Party shall have the option to propose [ * ] of [ * ]. If either Party makes such a proposal, the Parties shall negotiate the terms and conditions of such [ * ]. [ * ].

19. Protective Provisions.

19.1 General.

(a) INHALE agrees to cooperate with PFIZER in negotiating agreements with vendors that supply INHALE critical goods and services relating to the Products under which PFIZER has the right to demand that the goods and services be sold and provided directly to PFIZER [ * ] after INHALE’s failure to cure any material breach of its obligations under Section 7 and/or the Manufacturing and Supply Agreement contemplated thereunder.

(b) Upon INHALE’s failure to cure any material breach of its obligations under Section 7 and/or the Manufacturing and Supply Agreement contemplated thereunder, PFIZER shall automatically have the right to engage in or make arrangements for substitute performance.

19.2 U.S.

(a) On the date hereof, INHALE has entered into a Security Agreement with PFIZER.

(b) The Parties acknowledge that the INHALE Patents and INHALE Know-How and all embodiments thereof constitute intellectual property for the purposes of 11 USC 365.

19.3 Outside the U.S. INHALE hereby [ * ] that relate [ * ], the development, manufacture, use and sale of Products. PFIZER agrees to [ * ].

20. Miscellaneous.

20.1 Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

20.2 Assignment. Except as otherwise provided herein neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other (which consent shall not be unreasonably withheld following the conclusion of the Project); provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor (if it continues as a separate entity) shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assignees of the Parties and the name of a party appearing herein shall be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section shall be void.

20.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

20.4 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any force majeure event, including but not limited to acts of God, acts of government, fire, flood, earthquake, strikes, labor disputes, and the like, if the party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for [ * ] thereafter, provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause. Notwithstanding the foregoing, nothing in this Section 20.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided. If a Party’s performance cannot be resumed within [ * ] of its suspension, this Agreement may be terminated by the other Party upon [ * ] advance written notice.

20.5 Notices All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery, (b) on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the INHALE and PFIZER, at their respective addresses as listed below (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof), (c) upon transmission of telegram or facsimile (with telephonic notice), or (d) upon confirmed delivery by overnight commercial courier service:

If to PFIZER, addressed to:	Pfizer Inc.
235 E. 42nd Street
New York, New York 10017
Attention: Vice President-Central Research

With copy to:	General Counsel

If to INHALE, addressed to:	INHALE Therapeutic System
1001 East Meadow Circle
Palo Alto, CA 94303
Attention: Chief Executive Officer

With copy to:	Cooley Godward Castro
Huddleson & Tatum
5 Palo Alto Square, Suite 400
Palo Alto, CA 94306
Attention: Mark Tanoury, Esq.

20.6 Amendment; Approval. No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. No approval provided for in this Agreement shall be valid or effective unless confirmed in writing.

20.7 Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

20.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

20.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in consuming or interpreting any of the provisions of this Agreement.

20.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the New York and the United States of America, without regard to choice of law rules.

20.11 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. In the event of such invalidity, the parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

20.12 Compliance with Law. Nothing in the Agreement shall be deemed to permit PFIZER to export, re-export or otherwise transfer any Information transferred hereunder or Products manufactured therefrom without compliance with applicable laws.

20.13 Entire Agreement of the Parties.. This Agreement, including the other written agreements referred to herein and the Exhibits attached hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties hereto, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof. To the extent appropriate, the provisions of this Agreement shall apply to the other agreements referred to herein.

20.14 Sections and Articles. Unless specified otherwise, references to Sections and Articles are to Sections and Articles of this Agreement.

20.15 European Union. The Parties acknowledge that this Agreement may need to be notified to the European Commission at some point during the Term of this Agreement. Accordingly, upon reasonable request of either Party, the Parties shall cooperate in notifying this Agreement and seeking a conclusion of the notification process satisfactory to both Parties. If at any time the European Commission determines that any provision of this Agreement is unenforceable or otherwise not permitted under the laws, rules and regulations of the European Union, the Parties agree to initiate good faith negations aimed at modifying such provision in a manner that is acceptable to the European Commission and the Parties.

IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement, including the attached Exhibits that are incorporated herein and made a part hereof.

PFIZER INC.		INHALE THERAPEUTIC SYSTEMS

By:	J. Niblack	By:	Stephen Hurst
Name:	John Niblack	Name:	Stephen Hurst
Title:	Executive Vice President Research & Development	Title:	Vice President Intellectual Property

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Schedule of Exhibits

Exhibit 1.13 List of Patent and Patent Applications owned or Controlled by INHALE

Exhibit 3.1 Allocation of Development Responsibilities

Exhibit 7.1 Outline of Manufacturing and Supply Agreement

Exhibit 10.1 Clinical and Non-clinical Studies

Exhibit 1.13

Inhale Patent Rights

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 3.1

DEVELOPMENT PROJECT PLAN

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

-i-

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 7.1

Outline of Manufacturing and Supply Agreement

A. Manufacture of Formulations and Devices for the Project

If the Parties so elect, the manufacturing and supply agreement may incorporate the terms set forth in Sections 7.2 through 7.6 of the Collaborative Development and License Agreement, so that all of manufacturing and supply terms reside in a single document.

B. Manufacture of Commercial Formulations

Following is an outline of key terms relating to commercial formulations of dry powder. Regular Insulin that the Parties intend to include in the manufacturing and supply agreement:

1. Supply of [ * ]. At no cost to INHALE, PFIZER will deliver to INHALE such quantities of [ * ] as is commercially required. Notwithstanding such delivery, PFIZER will [ * ] and continue to bear the risk of any loss [ * ]. INHALE will retain exclusive control over the [ * ] and not transfer any portion of the [ * ] to any third party not authorized under the terms of the agreement without the advance written approval of PFIZER.

2. Powder Processing by INHALE. For a processing fee equal to [ * ], INHALE will process the bulk [ * ] delivered by PFIZER so as to manufacture dry powder formulations of Regular Insulin in sufficient quantities to meet all of PFIZER’s reasonably forecast worldwide commercial needs. The location of the initial INHALE facility at which the processing will be performed is yet to be determined. In order to assure continuity of supply in the event of disruption at one facility, unless PFIZER exercises its processing option, [ * ].

3. [ * ]. At PFIZER’s option and cost, PFIZER may elect to have the [ * ]. If PFIZER exercises its option, the following provisions shall apply:

(a) INHALE would be relieved of its obligation [ * ].

(b) PFIZER would have the option of producing at the PFIZER facility up to the following percentages of its worldwide commercial needs:

[ * ]

(c) In order to protect INHALE Know-how related to [ * ], PFIZER would take the following steps:

[ * ].

-ii-

4. Powder Filling by PFIZER. At PFIZER’s cost and subject to INHALE’s option referred to in Clause B(5) below, PFIZER will fill into blisters and seal (and pelletize if required) sufficient quantities of dry powder formulations of Regular Insulin at a PFIZER facility to meet its commercial needs.

5. Powder Filling by INHALE. At INHALE’s option and for a filling fee equal to [ * ], INHALE may elect to fill into blisters and seal (and pelletize if required) up to [ * ].

6. Pelletization. If pelletization of the dry powder formulations is required for filling purposes and technically feasible, PFIZER may at its option and cost perform the pelletization, subject to paragraph 5, above.

7. Co-Location. If for technical reasons it is necessary for [ * ] facilities to be co-located, i.e. located at the same site, PFIZER will [ * ]. Notwithstanding the foregoing, if the Parties each identify compelling reasons for an alternative arrangement they are free to mutually agree on an alternative arrangement.

C. Manufacture of Commercial Devices. Following is an outline of the key terms relating to Commercial Devices that the Parties intend to include in the manufacturing and supply agreement:

1. INHALE will supply all of PFIZER’s requirements of Commercial Devices.

2. If the total number of Commercial Devices purchased by PFIZER in a calendar year is [ * ], the price per unit will be [ * ].

3. If the total number of Commercial Devices purchased by PFIZER in a calendar year is [ * ], the price per unit will be [ * ].

4. In no event will the purchase price of the Commercial Devices [ * ]. Also, if the Commercial Device is significantly different than INHALE’s Standard Device and the Fully Burdened Cost of the Commercial Device is substantially higher than estimated, the supply terms for the Commercial Device shall be [ * ]. Finally, if the average life expectancy of the Commercial Device is [ * ], the Parties agree to [ * ].

D. Establishment of Specifications

With the assistance of and in consultation with INHALE, PFIZER shall be responsible for establishing the specifications for the Products and selecting the manufacturing processes (except for Devices which shall be selected by INHALE), quality control procedures and analytical methodologies to be used in manufacturing the Products.

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E. Secured Line of Credit

1. PFIZER shall provide INHALE a [ * ] secured line of credit after the start of Phase III clinical trials or equivalent pivotal study for the purchase of [ * ], on terms and subject to conditions to be set forth in a secured credit agreement to be entered into by the Parties. The agreement shall include provisions for the following:

2. Before INHALE draws down on the line of credit to purchase a particular item of equipment, it shall obtain PFIZER’s prior consent, which consent shall not be unreasonably withheld.

3. Any borrowings against the line of credit shall be repaid to PFIZER by the following mechanism:

[ * ].

4. In the event this Agreement is terminated for reasons other than INHALE’s breach before all borrowings are repaid to PFIZER, INHALE may, in its sole discretion and at its cost, [ * ].

5. Any remaining outstanding indebtedness shall [ * ].

F. Warranties The Parties also intend to include warranty provisions similar to Section 7.4 of the Collaborative Development and License Agreement together with a warranty that the manufacturing and supply activities of the Parties do not constitute willful infringement of any valid third party rights of which it is aware.

G. Other Terms. The Parties also intend to include in the manufacturing and supply agreement other provisions customarily found in such agreements, including provisions dealing with forecasts, rejection, recall, inspection, indemnification, debarment and compliance with governmental regulations (including FDA and environmental regulations).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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EXHIBIT 10.1

CLINICAL AND NON-CLINICAL STUDIES

Clinical Studies

1.	Study/Protocal Number HA001

A PILOT CROSSOVER STUDY COMPARING SERUM INSULIN CONCENTRATIONS OF NORMAL ADULT VOLUNTEERS TREATED BY SUBCUTANEOUS AND INTRAPULMONARY ADMINISTRATION OF HUMAN INSULIN

Non-clinical Studies

1.	FIVE-DAY REPEATED DOSE INHALATION TOXICITY STUDY OF AEROSOL INSULIN IN CYNOMOLGUS MONKEYS

Dated August 1993

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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